SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – April 11, 2009

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky	41011
(Address of Principal Executive Offices)	(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangement of Certain Officers.

On April 11, 2009, Omnicare, Inc. (the “Company”) entered into an amendment to the Company’s employment agreement (the “Employment Agreement”) with its Vice President and Senior Vice President - Field Operations of the Pharmacy Operations Group, Jeffrey M. Stamps.

The amendment to the Employment Agreement, among other things, provides: (i) that the Company’s contribution to an account for Mr. Stamps pursuant to the Omnicare, Inc. Rabbi Trust for Deferred Compensation Arrangements (the “Rabbi Trust”) be increased to 8% of Mr. Stamps’ annual cash compensation, and that “compensation” for purposes of the Rabbi Trust shall be defined as total cash compensation, including cash bonuses and vested Company restricted stock award income received by Mr. Stamps, plus payments received by him as, or in lieu of, dividends on Company restricted stock, (ii) for an additional payment to Mr. Stamps in respect of any taxes that may be due under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended and (iii) that any restricted stock or stock options that Mr. Stamps has received from the Company, to the extent then outstanding and unvested, shall vest upon a “termination without cause”, as defined in the Employment Agreement.

A copy of the amendment to the Employment Agreement is filed as Exhibit 10.1 and is incorporated herein by reference. The preceding summary is not intended to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amendment to Employment Agreement between Jeffrey M. Stamps and Omnicare, Inc., dated April 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ Mark G. Kobasuk
Name:	Mark G. Kobasuk
Title:	Vice President - General Counsel

Dated: April 16, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Employment Agreement between Jeffrey M. Stamps and Omnicare, Inc., dated April 11, 2009.